EXHIBIT 10.14

DIRECTORS' DEFERRED COMPENSATION PLAN
OF
DUKE REALTY CORPORATION

Amended and Restated as of January 30, 2008

DIRECTORS’ DEFERRED COMPENSATION PLAN
OF
DUKE REALTY CORPORATION

8.4. Terms of Office	11
8.5. 1934 Act	11
8.6. Intentionally Omitted	11
8.7. Effect of Change in Control	11
8.8. Corporate Successors	11

ARTICLE I
INTRODUCTION AND PURPOSE

The primary purpose of this Plan is to provide a mechanism under which a Director can elect to defer the payment of his or her Fees until after the earlier of his or her death, resignation, removal or retirement as a Director and, further, to elect that Duke Realty treat such deferrals as invested either in an account which pays interest or in Duke Realty Stock pending distribution of such deferrals in accordance with the terms of this Plan.

This Plan was established by Duke Realty effective as of July 2, 1999. The Plan has been amended three times since its adoption, but no amendment made after October 3, 2004 constituted a “material amendment” for purposes of Section 409A of the Code. The Plan was most recently amended and restated effective as of July 26, 2006 (the “Prior Plan”). Effective as of January 30, 2008, the Prior Plan is amended and restated as set forth in this document to comply with Section 409A of the Code and for certain other purposes. Amounts earned and vested as of December 31, 2004 under the Prior Plan shall remain subject to the terms and conditions of the Prior Plan, and amounts earned and vested under this Plan or the Prior Plan after December 31, 2004 shall be subject to the terms and conditions of this Plan as hereby amended and restated.

It is the intention of Duke Realty that this Plan shall constitute an unfunded arrangement maintained for the purpose of providing deferred compensation for Directors and a select group of management or highly compensated employees (each such Director or employee, a “Participant”) for federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE II
DEFINITIONS

2.1.    “Account” means the bookkeeping account maintained by Duke Realty as part of its books and records in accordance with Articles III through V to show as of any date the interest of each Director in this Plan. Each such bookkeeping account shall include subaccounts to reflect the deferrals made to the Interest Subaccount and the Stock Subaccount and all adjustments thereto.

2.2.    “Beneficiary” means the person or persons designated as such in accordance with Section 5.6.

2.3.    “Board” means the Board of Directors of Duke Realty.

2.4.    "Change in Control of Duke Realty" means the occurrence of any of the following: (a) a change in ownership of Duke Realty (within the meaning of Section 409A of the Code, without giving effect to any elective provisions that may be available under such definition), (b) a change in effective control of Duke Realty (within the meaning of Section 409A of the Code, without giving effect to any elective provisions that may be available under such definition), or (c) a change in the ownership of a substantial portion of the assets of Duke Realty (within the meaning of Section 409A of the Code, without giving effect to any elective provisions that may be available under such definition).

2.5.    “Committee” means the Executive Compensation Committee of the Board.

2.6.    “Director” means any person (other than a person who is an employee of Duke Realty) who has been elected to serve as a member of the Board and any former member of the Board for whom an Account is maintained under this Plan.

2.7.    “Duke Realty” means Duke Realty Corporation and any successor to Duke Realty Corporation.

2.8.    “Fees” means the two forms of fees paid to a Director for services as a member of the Board. The first form of Fees is Stock Fees which consist of (i) that portion of a Director’s compensation paid in the form of Duke Realty Stock under the Duke Realty Corporation 2005 Non-Employee Directors Compensation Plan or any successor thereto and (ii) that portion of a Director’s compensation paid in the form of Restricted Stock Units granted in 2006 or later pursuant to the Duke Realty Corporation 2005 Non-Employee Directors Compensation Plan. The second form of Fees is Cash Fees, which consists of that portion of a Director’s compensation paid in the form of cash pursuant to the Duke Realty Corporation 2005 Non-Employee Directors Compensation Plan.

2.9.    “Interest Subaccount” means that part of an Account maintained for a Director which shall be treated as if invested in an account paying interest at one hundred twenty percent (120%) of the applicable federal long-term rate as published by the Internal Revenue Service for the last month of each calendar quarter.

2.10.    “Plan” means this Directors' Deferred Compensation Plan of Duke Realty Corporation.

2.11.    “Stock Subaccount ” means that part of an Account maintained for a Director which shall be treated as if invested in Duke Realty Stock.

2.12.    “Duke Realty Stock” means the common stock, no par value, of Duke Realty Corporation.

ARTICLE III
DEFERRAL OF FEES

3.1.    Fees Eligible for Deferral. A Director may elect to defer all or any portion, expressed as a whole percentage, of his Stock Fees and Cash Fees.

3.2.    First Term Deferral Elections. An individual who is elected to serve as a Director or who is nominated for election as a Director (other than an individual who was a Director immediately before such election or nomination) shall have the right at any time before the end of the thirty (30) day period immediately following the effective date of his or her election as a Director to elect, on the form provided for this purpose by the Committee, to defer the payment of his or her Fees which are payable after the date such election is properly and timely made.

3.3.    Annual Deferral Elections. Before the beginning of any calendar year, a Director shall have the right to elect, on the form provided for this purpose by the Committee, to defer the payment of his or her Fees which are attributable to services rendered as a Director during such calendar year. Any election which is made and which is not revoked before the beginning of such calendar year shall be irrevocable with respect to such calendar year.

3.4.    Automatic Renewal of Deferral Elections. If a Director makes a deferral election under either Section 3.2 or Section 3.3 for any calendar year and does not revoke such election before the beginning of any subsequent calendar year, such election shall remain in effect for each such subsequent calendar year and shall be irrevocable through the end of each subsequent calendar year.

3.5.    Account Credits. The Fees which a Director elects to defer under this Article III shall be credited to his or to her Interest Subaccount or Stock Subaccount as provided in Article IV, effective as of the day on which such Fees would otherwise have been paid to the Director if no election had been made under this Article III.

3.6    [Intentionally Omitted].

3.7    Unsecured Contractual Rights. This Plan at all times shall be unfunded (except as otherwise provided in Section 8.7) and shall constitute a mere promise by Duke Realty to make benefit payments in the future. Notwithstanding any other provision of this Plan, no Director, Beneficiary or other person shall have any preferred claim on, or any beneficial ownership in, any assets of Duke Realty prior to the time benefits are distributed as provided in Article V, including any Fees deferred hereunder. All rights created under this Plan shall be mere unsecured contractual rights against Duke Realty.

ARTICLE IV
ACCOUNTS AND ADJUSTMENTS

4.1.    In General. All Stock Fees deferred under this Plan shall automatically be allocated to a corresponding Stock Subaccount hereunder. Cash Fees deferred under this Plan may be allocated to the Director's Stock or Interest Subaccount, as elected by the Director. All amounts allocated to the Stock and Interest Subaccounts shall remain allocated to such accounts until they are fully distributed in accordance with Article V. To be effective, any election made under Article III to defer Cash Fees must include the percentage of such Cash Fees which are to be allocated to the Stock Subaccount and the percentage of Cash Fees which are to be allocated to the Interest Subaccount.

4.2.    Interest Subaccount. All amounts allocated to an Interest Subaccount hereunder shall be adjusted as of the first day of each calendar quarter as if such amounts were invested at one hundred twenty percent (120%) of the applicable federal long-term rate as published by the Internal Revenue Service for the month immediately proceeding such calendar quarter. Such credits shall be made until such Interest Subaccount is fully distributed in accordance with Article V.

4.3.    Stock Subaccount. Any Stock Fees deferred under this Plan shall automatically be treated as being allocated to a corresponding Stock Subaccount. Such allocation shall be made as of (i) the day on which Duke Realty would have otherwise paid such Duke Realty Stock to the Director under the 2005-Non-Employee Director Compensation Plan of Duke Realty Corporation, or (ii) the day immediately preceding the day on which shares of Duke Realty Stock would have been issued to the holder of Restricted Stock Units granted pursuant to the Duke Realty Corporation 2005 Non-Employee Directors Compensation Plan but for this deferral. Any Cash Fees that a Director elects to defer into his or her Stock Subaccount shall be deemed to be used to purchase shares of Duke Realty Stock. The number of shares deemed to be purchased shall be determined by dividing the deferrals allocated to the Stock Subaccount as of any date by the per share closing price of Duke Realty Stock on such date as reported by the New York Stock Exchange.

4.4.    Adjustments for Dividends.     Additional shares of Duke Realty Stock shall be deemed to be constructively purchased for a Director’s Stock Subaccount whenever a cash dividend is declared and paid with respect to Duke Realty Stock which was treated as being allocated to a Stock Subaccount on the record date for such dividend. Such purchase shall be deemed to be made on the date the dividend is paid on the same basis as shares are deemed purchased when an allocation is made to a Stock Subaccount under Section 4.3. An appropriate adjustment to the allocations made to a Stock Subaccount shall also be made by the Committee whenever dividends are paid other than in cash or there is a stock split or other adjustment or distribution made with respect to Duke Realty Stock.

4.5.    Source of Shares for the Plan. All distributions of Duke Realty Stock under this Plan from and after July 26, 2006 shall be made from the Duke Realty Corporation 2005 Long-

Term Incentive Plan, or any subsequent equity compensation plan approved by Duke Realty Corporation’s stockholders and designated as the Equity Incentive Plan for purposes of this Plan (the “Equity Incentive Plan”), subject to all of the terms and conditions of the Equity Incentive Plan. The terms contained in the Equity Incentive Plan are incorporated into and made a part of this Plan with respect to such shares of Duke Realty Stock distributed from this Plan. In the event of any actual or alleged conflict between the provisions of the Equity Incentive Plan and the provisions of this Plan, the provisions of the Equity Incentive Plan shall be controlling and determinative. From and after July 26, 2006, this Plan does not constitute a separate source of shares for the issuance of Duke Realty Stock as described herein.

ARTICLE V
DISTRIBUTIONS

5.1.    Times of Distribution.
(a)    The balance credited to each Account hereunder shall (subject to Sections 5.5 and 5.6(a)) first become distributable as of the first business day of the calendar quarter which immediately follows the calendar quarter which includes the date of death or the effective date of the resignation, removal, retirement or termination of a Director, as the case may be, whichever comes first. The distribution shall be made or commence to be made on the first business day of such calendar quarter, or such later date as may be required under this Section 5.1. Each Director may elect to have all of his or her Accounts, whether or not in pay status, distributed in a lump sum within 30 days following the occurrence of a Change in Control, or such later date as may be required under this Section 5.1. Such election shall be made on the distribution election form at the time the Director selects a form of distribution under Section 5.3. Such election, once made, shall be irrevocable.

(b)    Notwithstanding anything herein to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable to a Participant by reason of the occurrence of a Change in Control or similar corporate event or transaction involving the Company, or a Participant’s disability or separation from service, such amount or benefit will not be payable or distributable by reason of such circumstance unless (i) the circumstances giving rise to such transaction, disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in this Plan that is permissible under Section 409A.

(c)    Notwithstanding anything in this Plan to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the

Code would otherwise be payable or distributable under this Plan by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

5.2     Methods of Distribution. All amounts allocated to a Stock Subaccount shall be distributed solely in the form of whole shares of Duke Realty Stock with any fractional share interests distributed in cash. All amounts allocated to an Interest Subaccount under this Plan, shall be distributed solely in the form of cash. If distributions are made in the form of installments, each distribution shall be made prorata from the Stock Subaccount and the Interest Subaccount. The portion of the Stock Subaccount that is not distributed shall continue to be allocated to such Stock Subaccount and the portion of the Interest Subaccount, which is not distributed, shall continue to be allocated to such Interest Subaccount.

5.3.    Election of Form of Distributions. A Director shall have the right to elect that his or her Account be distributed in one of the distribution forms described in Section 5.4, and any such election shall be effective only if made on a form provided by the Committee for such purpose on or before the deadline for making a deferral election to the Plan as described in Article 3. If the Director properly and timely elects to revoke a prior election, such revocation and any new election shall not take effect until at least twelve (12) full consecutive months after the time of such revocation and new election. Furthermore, the new payment date must be at least five years after the time the distributions otherwise would have begun under the prior election. For example, if a Director had previously elected to receive payments in 5 or 10 annual installments and makes a new election to receive payments in a lump sum, the lump sum could not be payable earlier than five years from the time the Director’s installment payments would have otherwise begun under the prior election. If no election is made by a Director under this Section 5.3, the Director shall be deemed to have made an election under this Plan to receive his or her Account in the form of a single lump sum as described in Section 5.4(a).

5.4.    Distribution Forms.

(a)    Single Lump Sum. A Director shall have the right to elect that his or her Account be distributed in a single lump sum. If the Account is distributed in this form, the distribution shall be made on the date that the Account is first distributable under Section 5.1.

(b)    Five Annual Installments. A Director shall also have the right to elect that his or her Account be distributed in five (5) annual installments. If the Account is distributed in this form, the first annual installment shall be made on the date that the Account is first distributable under Section 5.1. The amount distributable each calendar year shall be determined by multiplying the Account by a fraction, the numerator of which shall be one and the denominator of which shall be the number of installments remaining after such installment has been paid plus one. The second through the fifth annual installments shall be distributed on the anniversary of the date on which the first annual installment was distributed. For purposes of Code Section 409A, the five annual installments shall be treated as a single payment.

(c)    Ten Annual Installments. A Director shall also have the right to elect that his or her Account be distributed in ten (10) annual installments. If the Account is distributed in this form, the first annual installment shall be made on the date that the Account is first distributable under Section 5.1. The amount distributable each calendar year shall be determined by multiplying the Account by a fraction, the numerator of which shall be one and the denominator of which shall be the number of installments remaining after such installment has been paid plus one. The second through the tenth annual installments shall be distributable on the anniversary of the date on which the first annual installment was distributed. For purposes of Code Section 409A, the ten annual installments shall be treated as a single payment.

5.5.    Accelerated Payments    . No Participant shall have the right to accelerate any amounts payable under this Plan. The Committee may accelerate amounts payable under this Plan only if there is an exception to the prohibition on acceleration of payments as set forth in Treasury Regulation Section 1.409A-3(j)(4).

5.6.    Death and Beneficiary Designation.

(a)    Form and Time of Payment. Notwithstanding any election made under Section 5.3, in the event of a Director’s death either before or after the time his or her benefits under this Plan commence to be distributed, his or her entire Account (or the remaining balance thereof)

shall be paid to his or her Beneficiary in a single lump sum. Such distribution shall be made within sixty (60) days of the date of the Director’s death.

(b)    Designation of Beneficiaries. A Director may designate a primary and contingent Beneficiary or Beneficiaries on a form provided by the Committee. Such designation may be changed at any time for any reason by the Director. If the Director fails to designate a Beneficiary, or if such designation shall for any reason be illegal or ineffective, or if the designated Beneficiary(ies) shall not survive the Director, his or her benefits under this Plan shall be paid: (i) to the surviving spouse; (ii) if there is no surviving spouse, to the duly appointed and qualified executor or other personal representative of the Director, to be distributed in accordance with the Director’s will or applicable intestacy law; or (iii) in the event that there shall be no such representative duly appointed and qualified within forty-five (45) days after the date of death of the Director, then to such persons who, at the date of his or her death, would be entitled to share in the distribution of the Director’s estate under the provisions of the applicable statutes then in force governing the descent of intestate property, in the proportions specified in such statute. Duke Realty may determine the identity of the distributees, and in so doing may act and rely upon any information it may deem reliable upon reasonable inquiry, and upon any affidavit, certificate or other document believed by it to be genuine, and upon any evidence believed by it to be sufficient.

ARTICLE VI
PLAN ADMINISTRATION

6.1    Administration by the Committee. The Committee shall be responsible for administering this Plan. Except as Duke Realty shall otherwise expressly determine, the Committee shall be charged with the full power and the responsibility for administering this Plan in all its details.

6.2    Powers and Responsibilities of the Committee.

(a)    Powers. The Committee shall have all powers necessary to administer this Plan, including the power to construe and interpret the Plan documents; to decide all questions relating to a Director’s eligibility to participate in this Plan; to determine the amount, manner and timing of any distribution of benefits or withdrawal from this Plan; to resolve any claim for benefits in accordance with Section 6.4, and to appoint or employ advisors, including legal counsel, to render advice with respect to any of the Committee's responsibilities under this Plan. Any construction, interpretation, or application of this Plan by the Committee shall be final, conclusive and binding. All actions by the Committee shall be taken pursuant to uniform standards applied to all persons similarly situated.

(b)    Records and Reports. The Committee shall be responsible for maintaining sufficient records to determine each Director's eligibility to participate in this Plan and the Fees of each Director for purposes of determining the amount of deferrals that may be made by the Director under this Plan.

(c)    Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable or appropriate in the administration of this Plan. All rules and decisions of the Committee shall be applied uniformly and consistently to all Directors and Beneficiaries in similar circumstances. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Director, Beneficiary, Duke Realty or the legal counsel of Duke Realty.

(d)    Application and Forms for Benefits. The Committee may require a Director or Beneficiary to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Committee may rely upon all such information so furnished to it, including the Director's or Beneficiary's current mailing address.

6.3    Liabilities. The Committee shall be indemnified and held harmless by Duke Realty with respect to any actual or alleged breach of responsibilities performed or to be performed hereunder.

6.4    Claims Procedure.

(a)    Filing a Claim. Any Director or Beneficiary under this Plan may file a written claim for a Plan benefit with the Committee or with a person named by the Committee to receive claims under this Plan.

(b)    Notice of Denial of Claim. In the event of a denial or limitation of any benefit or payment due to or requested by any Director or Beneficiary under this Plan ("claimant"), the claimant shall be given a written notification containing specific reasons for the denial or limitation of his benefit. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial or limitation of his or her benefit is based. In addition, it shall contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification shall further provide appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review. This written notification shall be given to a claimant within ninety (90) days after receipt of his or her claim by the Committee unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of such ninety (90) day period, and such notice shall indicate the special circumstances that make the postponement appropriate.

(c)    Right of Review. In the event of a denial or limitation of his or her benefit, the claimant or his or her duly authorized representative shall be permitted to review pertinent documents and to submit to the Committee issues and comments in writing. In addition, the claimant or his or her duly authorized representative may make a written request for a full and fair review of his claim and its denial by the Committee; provided, however, that such written request must be received by the Committee (or its delegate to receive such requests) within sixty

(60) days after receipt by the claimant of written notification of the denial or limitation of the claim. The sixty (60) day requirement may be waived by the Committee in appropriate cases.

(d)    Decision on Review. A decision shall be rendered by the Committee within sixty (60) days after the receipt of the request for review, provided that where special circumstances require an extension of time for processing the decision, it may be postponed on written notice to the claimant (prior to the expiration of the initial sixty (60) day period) for an additional sixty (60) days after the receipt of such request for review. Any decision by the Committee shall be furnished to the claimant in writing and shall set forth the specific reasons for the decision and the specific Plan provisions on which the decision is based.

(e)    Court Action. No Participant or Beneficiary shall have the right to seek judicial review of a denial of benefits, or to bring any action in any court to enforce a claim for benefits prior to filing a claim for benefits or exhausting his rights to review under this Section 6.4.

ARTICLE VII
AMENDMENT AND TERMINATION OF PLAN

7.1    Amendment of Plan. Duke Realty shall have the right at any time by action of the Board or Committee to modify, alter or amend this Plan in whole or in part.

7.2    Termination of Plan. Subject to Section 5.5, Duke Realty reserves the right at any time by action of the Board or Committee to terminate this Plan by resolution of the Board or Committee or to reduce or cease future contributions at any time.

ARTICLE VIII
MISCELLANEOUS

8.1    Governing Law. This Plan shall be construed, regulated and administered according to the laws of the State of Indiana without regard to the choice of law principles thereof, except in those areas preempted by the laws of the United States of America, in which case such laws will control.

8.2    Headings. The headings and subheadings in this Plan have been inserted for convenience of reference only and shall not affect the construction of the provisions hereof. In any necessary construction, the singular shall include the plural, and vice versa.

8.3.    Making and Revoking Elections. Any election made under this Plan shall be treated as made or revoked only when the form provided by the Committee for making such election or revocation is properly completed and timely delivered to Duke Realty in accordance with the instructions on such form.

8.4.    Term of Office    . A Director's participation in this Plan shall not constitute a contract for a Director to serve as a member of the Board for any particular term or for any particular rate of compensation, and participation in this Plan shall have no bearing whatsoever on such terms or compensation or on any other conditions for membership on the Board.

8.5.    1934 Act. With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 (“1934 Act”), transactions under this Plan are intended to comply with all applicable conditions of Rule 16(a)-I (c)(3)(ii) or its successors under the 1934 Act. To the extent any provision of this Plan or act by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

8.6.    [Intentionally Omitted].

8.7.    Effect of Change in Control. Within thirty (30) days of a Change in Control of Duke Realty, Duke Realty shall establish an irrevocable “rabbi” trust with a third-party trustee who is independent of Duke Realty and shall contribute to such trust an amount equal to the sum of all Accounts valued as of the date of the contribution. If Duke Realty has set aside any assets to fund benefits under this Plan, such assets shall be transferred directly to the trustee of the trust, subject to the trustee’s agreement to accept a transfer of such assets. From and after the date of such contribution or transfer, all additional amounts allocated or credited to all Accounts hereunder shall be contributed to such trust.

8.8.    Corporate Successors    . The Plan shall not be automatically terminated by a transfer or sale of assets of Duke Realty or by the merger or consolidation of Duke Realty into or with any other corporation or other entity (“Transaction”), but this Plan shall be continued after the Transaction only if and to the extent that the transferee, purchaser or successor entity agrees to continue this Plan. Duke Realty shall not agree to a Transaction unless and until the transferee, purchaser or successor agrees to adopt this Plan and, in connection therewith, agrees to expressly assume all obligations and liabilities of Duke Realty hereunder.

(signatures on following page)

SIGNATURE

IN WITNESS WHEREOF, Duke Realty Corporation has caused this Amended and Restated Directors’ Deferred Compensation Plan of Duke Realty Corporation to be executed by its officers thereunder duly authorized, this thirtieth day of January, 2008, effective as of such date.

DUKE REALTY CORPORATION

By:	/s/ Dennis D. Oklak
Dennis D. Oklak
Chairman of the Board and Chief Executive Officer